Exhibit 99.1

Natera Acquires Foresight Diagnostics

Expands Natera’s lead in solid tumor MRD, acquiring ultrasensitive phased variant technology with LOD95 of 0.3 parts per million (ppm) and detection below 0.1 ppm1

Cutting-edge IP adds to Natera’s portfolio of >500 issued or pending patents

Accelerates Natera’s expansion into lymphoma, where Foresight has developed a strong clinical position

Austin, TX, and Boulder, CO – December 5, 2025 – Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA and precision medicine, and Foresight Diagnostics, a leader in ultrasensitive molecular residual disease (MRD) detection, today announced that Natera has completed a transaction to acquire Foresight.

Foresight is a cancer diagnostics company and CLIA-registered laboratory. The company’s circulating tumor DNA (ctDNA)-based MRD tests leverage its patented PhasED-Seq™ technology, targeting phased variants. With this technology, Foresight has reported performance with LOD95 of 0.3 parts per million and detection below 0.1 ppm1.

Foresight was founded by Stanford University physicians and scientists, Maximilian Diehn, M.D., Ph.D., Ash Alizadeh, M.D., Ph.D., and David Kurtz, M.D., Ph.D., together with Jake Chabon, Ph.D., Foresight’s chief scientific officer and chief executive officer. The company has authored more than 40 scientific publications and presentations and partnered with more than 30 biopharma and academic researchers.

Strategic Rationale

The transaction combines Natera’s leading commercial and operational infrastructure for the delivery of personalized MRD testing with Foresight’s unique phased variant technology and leadership in lymphoma. It builds on Natera’s broad intellectual property portfolio for tumor-informed and personalized MRD products including in phased variants, and promises to accelerate MRD adoption in lymphoma and other solid tumor types.

•	Signatera™ platform with phased variants: The integration of phased variants into the Signatera platform will further differentiate and strengthen test performance across solid tumors. This enhanced version is available immediately for research use for biopharma and academic partners and is expected to be launched for clinical use in 2026.

•	Leadership in lymphoma: The transaction builds on Foresight’s clinical research momentum in B-cell lymphomas, a large patient population with more than 75,000 new cases annually in the U.S.[2] Earlier this year, Foresight data provided the foundation for the inclusion of ctDNA MRD into the National Comprehensive Cancer Network® (NCCN®) Clinical Practice Guidelines for diffuse large B-cell lymphoma. Additionally, Foresight’s CLARITY™ MRD assay for lymphoma is being used in three prospective MRD-driven clinical trials informing treatment decisions for patients. Foresight CLARITY joins Natera’s extensive MRD product portfolio and will continue to support clinical trials, translational research and future applications.

At the American Society of Hematology (ASH) Annual Meeting beginning on December 6, Natera and Foresight will have a total of 15 abstracts featuring Signatera and PhasED-Seq, including seven oral presentations.

Transaction Terms

Natera has closed the acquisition of Foresight in an all-stock transaction consisting of a $275 million upfront with an additional $175 million in earnouts tied to the achievement of revenue- and reimbursement-based milestones.

“This acquisition reinforces Natera’s position at the forefront of precision oncology,” said Steve Chapman, chief executive officer of Natera. “Foresight’s phased variant technology and leadership in lymphoma complement Natera’s strong capabilities in personalized MRD testing, improving the value we can deliver to patients, clinicians, biopharma partners and the broader healthcare system.”

“Foresight’s mission has always been to improve the lives of cancer patients worldwide through innovative diagnostics,” said Chabon. “As we join Natera, I’m deeply grateful to our employees, partners and investors who have helped bring us to this moment. Together, we can realize this mission on a far greater scale, accelerating the pace of discovery across both hematologic and solid tumors.”

Gibson, Dunn & Crutcher LLP is serving as legal counsel to Natera. Wilson Sonsini Goodrich & Rosati is serving as legal counsel to Foresight, while Centerview Partners LLC is acting as its financial advisor.

References

1.	Cabel L, Jeon YJ, Parikh AR, et al. Ultrasensitive Phased Variant Detection Enables Improved ctDNA-Based MRD Assessment Across Solid Tumors. Presented at: European Society for Medical Oncology (ESMO) Annual Meeting; 2024.

2.	American Cancer Society. Types of B-cell Lymphoma. American Cancer Society. https://www.cancer.org/cancer/types/non-hodgkin-lymphoma/about/b-cell-lymphoma.html. Accessed November 26, 2025.

About Natera

Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard-of-care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are supported by more than 325 peer-reviewed publications that demonstrate excellent performance. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, and San Carlos, California. For more information, visit www.natera.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements and are not a representation that Natera’s plans, estimates, or expectations will be achieved. These forward-looking statements, including those regarding the expected benefits of the Foresight acquisition, integration of technologies, clinical and commercial opportunities, and future performance, represent Natera’s expectations as of the date of this press release, and are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the ability to integrate Foresight’s business, realize anticipated benefits, achieve expected clinical or commercial outcomes, obtain or maintain reimbursement coverage, and respond to competitive or regulatory developments. Additional risks and uncertainties are discussed in greater detail in “Risk Factors” in Natera’s recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available at www.natera.com/investors and www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., investor@natera.com

Media: Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com